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DEBENTURE AGREEMENT

6.75% Convertible Subordinated Debenture, Series B Due July 3, 2007
Original Principal Amount up to $28,000,000

        THIS DEBENTURE AGREEMENT (the "Agreement") is made and entered into on this 3rd day of July, 2002, by and between WEDGE Energy Services, L.L.C., a Delaware limited liability company, or its assigns ("Holder") and Pioneer Drilling Company, a Texas corporation (the "Company").

R E C I T A L S

        WHEREAS on the Initial Closing Date, the Company is issuing this 6.75% Convertible Subordinated Debenture, Series B, No.1, due July 3, 2007 in the original principal amount of $25,000,000 and on the Subsequent Closing Date will issue that certain 6.75% Convertible Subordinated Debenture, Series B, No. 2, in the original principal amount of $3,000,000 (collectively referred to as the "Debenture" or the "Note") pursuant to (i) the cash payments of $7,000,000 on the Initial Closing Date, and $3,000,000 on the Subsequent Closing Date by Holder to, or on behalf of, the Company, (ii) the exchange if that certain 6.75% Convertible Subordinated Debenture, Series A due October 9, 2006 in the principal amount of $18,000,000, the "October 2001 Debenture", and (iii) those additional terms and conditions as set forth in that certain Debenture Purchase Agreement of even date herewith (the "Purchase Agreement").

        WHEREAS the parties hereto wish to set forth the terms and conditions of such Debenture;

        NOW, THEREFORE, in consideration of the premises and of the mutual agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

        In addition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings set forth below:

        Section 1.01. Affiliate. An affiliate is a Person or entity that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such Person or entity.

        Section 1.02. Common Stock. The term "Common Stock" shall mean the Common Stock, par value $.10 per share, of the Company.

        Section 1.03. Conversion Price. The conversion price per share of Common Stock into which the Debenture is convertible, which price is $4.31 per share, as such conversion price may be adjusted and readjusted from time to time in accordance with the terms of Section 7.05 hereof.

        Section 1.04. Debenture. The term "Debenture" shall mean the Debenture issued by the Company and concurrently herewith being acquired by the Holder, in the forms set forth on Exhibits 1.04(a) and (b) attached hereto, as originally executed or as may from time to time be supplemented or amended pursuant to its provisions or the provisions hereof. If the Holder purchases or otherwise becomes the owner of more than one Debenture, the term "Debentures" shall include all of the Debentures owned by the Holder taken as a whole. The term "Debentures" shall mean all of the Debentures issued by the Company and governed by this Agreement and other Debenture Agreements of like tenor.

        Section 1.05. Event of Default. The term "Event of Default" shall mean an Event of Default as defined in Section 8.01 hereof.

        Section 1.06. Frost Loan. The term "Frost Loan" shall mean the approximate principal amount of $7,000,000 which was borrowed by the Company from the Frost National Bank to purchase two (2) drilling rigs on or about May 28, 2002.

        Section 1.07 Holder. The term "Holder" shall mean WEDGE Energy Services, L.L.C., a Delaware limited liability company or an Affiliate.

        Section 1.08. Indebtedness. The term "Indebtedness" shall mean (a) indebtedness for money borrowed and deferred payment obligations representing the unpaid purchase price of property or stock, other than normal trade credits, which would be included in determining total liabilities shown on the liability side of a consolidated balance sheet of the Company and its Subsidiaries; (b) guarantees and endorsements of obligations of others, directly or indirectly, including obligations under industrial revenue and pollution control bonds, and all other repurchase agreements and indebtedness in effect guaranteed through an agreement, contingent or otherwise, to purchase such indebtedness, or to purchase or sell property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of the indebtedness or to assure the owner of the indebtedness against loss, or to supply funds to or in any manner invest in the debtor, or otherwise (but excluding guarantees and endorsements of notes, bills and checks made in the ordinary course of business); (c) indebtedness secured by any mortgage, lien, pledge, conditional sale agreement, title retention agreement, or other security interest or encumbrance upon property owned by the Company, or its Subsidiaries, even though such indebtedness has not been assumed; and (d) amounts due under capitalized leases as reflected on the balance sheet.

        Section 1.09. Initial Closing Date. The term Initial Closing Date shall mean July 3, 2002.

        Section 1.10. Interest Rate. The term "Interest Rate" shall mean an interest rate payable on the Debentures of 6.75% per annum and as set forth on the face of the Debenture.

        Section 1.11. Issuance Date. The term "Issuance Date" shall mean the date of issuance of the Debenture of July 3, 2002, as set forth on the face of the Debenture.

        Section 1.12. Material Adverse Effect. For purposes of this Debenture the term "Material Adverse Effect" shall mean an event, circumstance, loss, development or effect (individually or in the aggregate) when considered in light of the total operations of the Company, which would prohibit the Company from engaging in any material aspect of its business or result in a material adverse change in the business, operations, properties, prospects or assets of the Company, or if measured monetarily, would exceed $150,000.

        Section 1.13. Maturity Date. The term "Maturity Date" shall mean July 3, 2007.

        Section 1.14. October 2001 Debenture. The term "October Debenture" shall mean that certain 6.75% Convertible Subordinated Debenture, Series A, originally issued on October 9, 2001 and due October 9, 2006, in the principal amount of $18,000,000.

        Section 1.15. Person. The term "Person" shall mean an individual, partnership, corporation, trust or unincorporated organization, and a government or agency or political subdivision thereof.

        Section 1.16. Stock. The term "Stock" shall mean those shares of Common Stock received by Holder upon conversion as provided in Section 7.

        Section 1.17 Subsequent Closing Date. The term Subsequent Closing Date shall mean on or before September 30, 2002.

        Section 1.18 Subsequent Closing. The term "Subsequent Closing" shall mean the payment by Holder of $3,000,000 to the Company on the Subsequent Closing Date.

        Section 1.19. Subsidiary. The term "Subsidiary" shall mean any corporation of which more than 80% (by number of votes) of the voting stock is owned by the Company or another Subsidiary.

        Section 1.20. Superior Indebtedness. The term "Superior Indebtedness" shall mean the indebtedness owed by the Company to the Frost National Bank and American Bank as described in the subordination agreements previously entered into between Holder and each Bank.

ARTICLE II
THE DEBENTURE

        Section 2.01. Debenture. This Debenture is in the principal amount of up to $28,000,000 and is being issued by the Company to the Holder pursuant to the surrender of the October 2001 Debenture and the obligation of Holder to pay Ten Million Dollars ($10,000,000) cash by Holder, of which $7,000,000 shall be paid to Frost Bank in satisfaction of those amounts owed by the Company in connection with the Frost Loan on the Initial Closing Date and $3,000,00 to be paid to the Company by the Holder on or before the Subsequent Closing Date. The Holder hereby agrees to receive such Debenture from the Company pursuant to the terms of this Agreement, and the Company hereby agrees to issue, convey, transfer, and assign to the Holder, the Debenture free and clear of all liens, options, claims, and encumbrances of any kind or character whatsoever, except for applicable transfer restrictions required by federal and state securities laws. The Debenture may have such notations or legends as are required by applicable law. The Debenture shall be executed on behalf of the Company by its chief executive office, president or any vice president and attested to by its secretary or any assistant secretary. The Debenture shall recite upon its face the principal amount of indebtedness evidenced by the Debenture, the rate at which interest is payable on the Debenture, and the terms of repayment.

        Section 2.02. Acquisition Price. The acquisition price for the Debenture shall be the aggregate principal amount thereof. No original issue discount is contemplated by the issuance of the Debenture.

        Section 2.03. Optional Redemption of Debentures. The Company may, at its option, redeem all of the Debenture, or part of it, on at least 15 days' but not more than 60 days' prior notice to the holder of Debenture to be redeemed at its registered address, at the redemption prices (expressed as percentages of the principal amount of the Debenture) set forth below, plus accrued interest to the redemption date, if redeemed during the 12-month period beginning July 3rd of the years indicated below.

Year	Percentage
2004	105%
2005	104%
2006	103%
2007 and thereafter	100%

        The Debentures may not be so redeemed before July 3, 2004.

        Section 2.04. Registration. The Debenture shall be registered in the Debenture records of the Company as follows: The Company shall maintain a register of the issuance of the Debenture by recording the issuance date, the face amount, and the name and address of the initial holder and, upon transfer in accordance with Article X of this Agreement, each transferee of each of all or part of the Debenture upon the books of the Company. The Company shall be entitled to recognize the person registered in the register as the exclusive owner of a Debenture for the purposes of payment of principal and interest thereon, and the Company shall not be bound to recognize any equitable or other claim to or interest in such Debenture on the part of any other person, whether or not the Company has express notice thereof, except as otherwise provided by applicable law.

        Section 2.05. Interest on Debenture. Interest shall be payable on the outstanding principal amount of the Debenture at the Interest Rate. Interest on the Debenture shall be calculated on the basis of a

360-day year of twelve 30-day months. Interest shall be calculated and paid through the last such date prior to the Maturity Date or conversion.

        Section 2.06. Lost or Stolen Certificates. In the event the certificate representing the Debenture is destroyed, misplaced, or stolen, the Holder shall promptly notify the Company of such loss. In its discretion, the Company may, as a condition precedent to reissuing a new Debenture certificate, require the Holder to do one or more of the following things:

  (a)
  Deliver a notice to the Company in the form prescribed by the Company requesting the Company to stop transfer of such lost Debenture certificate;

  (b)
  Execute and deliver to the Company an affidavit of the facts covering the loss of the Debenture certificate; and

  (c)
  Execute and file any form required by any state or federal regulatory authority in connection with the loss of the Debenture certificate.

After the Holder has complied with such requirements as the Company deems necessary and appropriate, the Company shall cancel the lost certificate in its register and shall issue a new Debenture certificate to the Holder with terms and provisions identical to those contained in the lost certificate.

        Section 2.07. Governmental Charges. For any transfer of the Debenture or exchange of a Debenture for Debentures of another denomination, the Company may require from the Holder the payment of a sum sufficient to reimburse it for any stamp tax or other governmental charge incidental thereto.

        Section 2.08. Prepayment of Debenture. Except as provided in Section 2.03, the Company shall not be entitled to prepay any of the outstanding amount of this Debenture.

        Section 2.09 Debenture Purchase Agreement. The Holder and the Company hereby acknowledge that simultaneous herewith they have entered into that certain Debenture Purchase Agreement, which Agreement is expressly incorporated herein for all purposes.

        Section 2.10 Assignability. The Holder shall have the absolute, unfettered right to assign all, or any part of the Debenture to an Affiliate of the Holder by tendering written notice to the Company and the Company shall cause the Debenture to be issued to such assignee.

ARTICLE III
FINANCIAL STATEMENTS AND OTHER INFORMATION.

        Section 3.01. Financial and Business Information. The Company agrees to furnish to you so long as you or your nominee are the holder of any Debenture and to each other holder of the then outstanding Debentures:

  (a)
  Quarterly Statements. Within 45 days after the end of each quarterly fiscal period (except the last) in each fiscal year of the Company, duplicate copies of:

  (1)
  consolidated balance sheets of the Company as of the close of such period,

  (2)
  consolidated statements of income of the Company for such quarterly fiscal period and for the portion of the fiscal year ending with such period, and

  (3)
  consolidated statements of retained earnings and cash flows of the Company for the portion of the fiscal year ending with such period.

in each case (except (a)(1) above) setting forth in comparative form the figures for the corresponding period of the preceding fiscal year, all in reasonable detail and certified as having been prepared in accordance with generally accepted accounting principles, but subject to changes resulting from year-end adjustments, by an authorized financial officer of the Company.

  (b)
  Annual Statements. As soon as available and in any event within 90 days after the close of each fiscal year of the Company, duplicate copies of:

  (1)
  audited consolidated balance sheets of the Company as of the close of such fiscal year, and

  (2)
  audited consolidated statements of income and retained earnings and changes in cash flows of the Company for such fiscal year.

in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and accompanied, in the case of audited statements, by an opinion thereon of a firm of independent public accountants of recognized national standing selected by the Company to the effect that the audited financial statements have been prepared in accordance with generally accepted accounting principals accepted in the United States of America consistently applied (except for changes in which such accountants concur) and that the audit by such accountants in connection with financial statements has been made in accordance with auditing standards generally accepted in the United States of America.

        The financial statements delivered pursuant to paragraphs (a) and (b) above shall set forth the amounts charged in each of the periods involved for depreciation and amortization, and for interest expense.

  (c)
  Audit Reports. Promptly upon receipt thereof, one copy of each interim or special audit made by independent accountants of the books of the Company.

  (d)
  SEC and Other Reports. Promptly upon their becoming available, one copy of each financial statement, report, notice or proxy statement sent by the Company to stockholders generally, of each Form 8-K, 10-K, and 10-Q, or any successor forms, and any registration statement or prospectus filed by the Company with any securities exchange or with the Securities Exchange Commission, and of all press releases and other statements made available generally by the Company to the public concerning material developments in the business of the Company.

  (e)
  Together with each set of quarterly statements and annual statements pursuant to paragraphs (a) and (b) above, a certificate of an executive officer of the Company that such financial statements are true and correct and that the Company is not then in default under the terms of this Debenture.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company hereby represents and warrants to Holder as of the Initial Closing Date as follows:

        Section 4.01. Organization and Existence. The Company is a corporation duly organized and validly existing and in good standing under the laws of the State of Texas and has all requisite corporate power to carry on its business as now conducted and is qualified to do business in those jurisdictions where such registration is required; neither its lease of property nor the conduct of its business requires such qualification under the laws of any other jurisdiction, except where the failure to do so would not have a Material Adverse Effect on the financial condition or results of operations of the Company. The Company has delivered to the Holder complete and correct copies of the Articles of Incorporation and Bylaws of the Company as in effect on the date hereof.

        Section 4.02. Capitalization. Ownership of Stock: Authorization. The Company has 100,000,000 authorized shares of its common stock $0.10 par value (the "Common Stock") and 10,000,000 authorized shares of its preferred stock, issuable in series (the "Preferred Stock"). As of March 31, 2002, the Company had (a) 15,922,459 issued and outstanding shares of Common Stock; (b) zero (0) shares of issued and outstanding Preferred Stock; and (c) no treasury shares. As of March 31, 2002, the Company had granted stock options which, if all were exercised, would equal 2,320,000 shares of Common Stock. Other than the registration rights granted to Holder in accordance with the transactions contemplated hereby, the Company has only incidental registration rights to two (2) of its officers and directors, Wm. Stacy Locke and Michael E. Little, and no other individual or entity has any registration rights of any kind or nature (other than rights under Form S-8), including incidental or demand registration rights. Other than items referred to herein and an option to purchase 100,000 shares of common stock to a consultant of the Company at an exercise price of $4.50 per share, there are no other options, warrants, rights, conversion rights, phantom rights, preemptive rights or any other rights by any party to receive equity of the Company. Upon issuance of the Common Stock into which the Debenture may be converted (the "Stock") to Holder, Holder will be the record and beneficial owner of the Stock and the Stock will be duly authorized, validly issued and outstanding, fully paid and nonassessable and would have been issued in accordance with appropriate federal and state securities law. By virtue of the conversion rights included in the Debenture, Holder shall receive good and valid title to the Stock, free and clear of all liens, encumbrances, pledges, options, claims, assessments and adverse charges. If the Stock were issued on the Initial Closing Date, Holder's ownership would constitute approximately 60.7% of the Company's issued and outstanding shares of Common Stock. As a result of the issuance of the Stock, the Company will not become obligated to issue any additional shares of capital stock (preferred or common) to any officer, director, shareholder or other party.

        The execution, delivery and performance of this Agreement will not result in a violation or breach of any term or provision of or constitute a default or accelerate the performance required under the Articles of Incorporation or Bylaws of the Company or any indenture, mortgage, deed of trust or other contract or agreement to which the Company is a party or by which its assets are bound, or violate any order, writ, injunction or decree of any court, administrative agency or governmental body.

        Section 4.03. Enforceability. The Company has full right, power, legal capacity and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby and thereby, and this Agreement is valid and constitutes legally binding obligations enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors' rights, by the availability of injunctive relief or specific performance and by general principles of equity.

        Section 4.04. Securities and Exchange Commission. The Company has filed all forms, reports and documents required to be filed by the Securities and Exchange Commission, National Association of Securities Dealers, Inc. and the American Stock Exchange and the state of Texas in order to comply with all applicable laws, rules and regulations of the Securities Act of 1933, as amended (the "Act"), the Securities and Exchange Act of 1934, as amended, and the securities laws of the state of Texas. Notwithstanding the foregoing, Seller has delivered to Holder a copy of that certain "no action" letter dated August 25, 1999 from the Securities and Exchange Commission regarding Seller's failure to comply with Regulation S-X of the Act in connection with its acquisition of assets of Howell Drilling, Inc.

        Section 4.05. Litigation; Contingencies. Except as described in the Reports, there is no action, suit or proceeding pending or, to the knowledge of the Company, threatened against the Company before any court, agency or arbitrator which might result in any Material Adverse Effect in the business, properties or condition (financial or otherwise) of the Company or which question the validity of any action taken or to be taken pursuant to on in connection with this Agreement, or the Stock.

        Section 4.06. No Subsidiaries. Other than subsidiaries that have no assets, liabilities or operations, the Company has no subsidiaries or any interests in other corporations, partnerships or joint ventures except as follows: The Company owns 100% of PDC Investment Corp., a Delaware corporation. PDC Investment Corp. is the sole limited partner with a 99% partnership interest in Pioneer Drilling Services, Ltd., a Texas limited partnership. The Company owns 100% of PDC Mgmt. Co., a Texas corporation. PDC Mgmt. Co. is the sole general partner of Pioneer Drilling Services, Ltd. and holds a 1% partnership interest in such limited partnership. Pioneer Drilling Services, Ltd., holds substantially all of the operating assets of the consolidated group consisting of the Company, PDC Investment Corp., Pioneer Drilling Services, Ltd., and PDC Mgmt. Co.

        Section 4.07. Title to Assets (Personal Property).

        (a)  The Company is the owner of, and has marketable title to, all of its assets, free and clear of all liens except those noted in the Company's March 31, 2002 financial statements and except for those assets leased under leases specifically noted in the Company's March 31, 2002 financial statements. The assets referred to in the preceding sentence include, without limitation, all assets, properties and rights of the Company shown or reflected on the March 31, 2002 Balance Sheet or acquired by the Company since March 31, 2002, except only for (i) cash expended and (ii) inventories and other assets used or sold and receivables collected in the ordinary course of business since March 31, 2002. On May 28, 2002, the Company purchased the assets of United Drilling Company and U-D Holdings, L. P. for $7,000,000. The purchase was financed with a $7,000,000 loan from Frost National Bank. The Company has also agreed to purchase two drilling rigs totaling approximately $12,000,000 from IDM Equipment, Ltd. and one drilling rig for approximately $5,500,000 from Drilling Structures International, Inc. The Company has maintained all tangible assets material to the business in good repair, working order and operating condition, subject only to ordinary wear and tear, and all such tangible assets are suitable for the purposes for which they are presently being used, except rigs 5 and 12 for which refurbishment has been postponed due to the current decline in the demand for drilling rigs.

        (b)  With respect to each lease of real or personal property of the Company: (i) the lease is valid and binding on the Company and in full force and effect, (ii) no rental payment is in default, (iii) the Company is in peaceable possession of the real property or personal property which is subject thereto, and (iv) the Company is not in default of any material provision thereof, and to the best knowledge of the Company, no event has occurred that with the giving of notice, the passage of time or both, would become a material default under any such lease.

        (c)  The Company has all easements, rights-of-way and similar authorizations required for the use of the real property leased by the Company and in the conduct of the business as heretofore conducted, excluding immaterial easements (the "Easements"). To the best knowledge of the Company, no party thereto is in default of any material provision of any easement or any material covenant, restriction or other agreement encumbering any of the real property, and to the best knowledge of the Company, no event that with the giving of notice, the passage of time or both would become a material default, has occurred under any easement or any material covenant, restriction or other agreement encumbering any of the real property. Neither the whole nor any portion of any real property occupied by the Company has been condemned or otherwise taken by any public authority, and the Company has received no written notice that any such condemnation or taking is threatened or contemplated.

        (d)  (i) Neither the properties owned or occupied by the Company nor the occupancy or operation thereof is in material violation of any law or any building, zoning or other ordinance, code or regulation; (ii) no notice from any governmental body has been served upon the Company or upon any property owned or occupied by the Company claiming any material violation of any such law, ordinance, code or regulation or requiring, or calling to the attention of the Company the need for, any work, repair, construction, alterations or installation on or in connection with any such properties which has not been complied with; and (iii) there is no material encroachment of the improvements located on the real property owned or occupied by the Company upon any adjoining property, or of improvements located on any adjoining property upon any property owned or occupied by the Company.

        Section 4.08. Consents. The Company is not required to obtain any consent from or approval of any court, governmental entity or any other person in connection with the execution, delivery or performance by it of this Agreement or the transactions contemplated hereby. The consummation of the transactions contemplated by this Agreement will not require the approval of any entity or person in order to prevent the termination of any material right, privilege, license or agreement of the Company.

        Section 4.09. Proprietary Rights. All patents (pending or issued), copyrights, trademarks, state, federal and foreign registrations and applications and trade secrets of the Company are valid and in full force and effect and are not subject to any taxes, maintenance fees, or extension, renewal or continuation actions by the Company falling due within 90 days after the date hereof. There have not been any claims, actions or judicial or other adversary proceedings involving the Company concerning any of the Proprietary Rights and, no such action or proceeding is threatened. The Company has the right and authority to use each item of the rights and property referenced above in connection with the conduct of its business including all patents, trademarks, computer hardware and software licenses; such use has not and will not conflict with, infringe upon, or violate any patent or other proprietary right of any other person, and the Company has not infringed and is not now infringing any proprietary right belonging to any other person. There are no outstanding nor to the best of the Company's knowledge, threatened claims for breach, termination or penalty payment with respect to any licenses or similar agreements. The Company has no patents issued, pending or filed.

        4.10. Disclosure. The Company represents and warrants that no representation or warranty by the Company in this Agreement or in any of the Exhibits or Schedules hereto, or certificate furnished to the Holder by or on behalf of the Company in connection with the transactions contemplated hereby, contains or will contain any materially untrue statement of a material fact; and further, no Schedule omits or will omit any material item required to be included in such Schedule. Any indemnification by the Company hereunder for a breach of its representation and warranty in this Section 4.10 shall be made in the manner applicable pursuant to Section 9 hereof to such representation and warranty or to the provision of this Agreement to which such Exhibit, Schedule or certificate relates.

        4.11. Financial Statements. The Company has made available to the Holder its Annual Report on Form 10K for the period ended March 31, 2002 (the "Reports"). "Financial Statements" shall mean the audited balance sheet and statements of operations, changes in equity and cash flows for the Company as of and for the fiscal period ended March 31, 2002. Prior to the Initial Closing Date and again on the Subsequent Closing Date, the Company shall also deliver to the Holder each monthly financial statement that is produced by the Company during calendar year 2002 in its ordinary course of business and such monthly financial statements shall be included in this definition of Financial Statements. The Financial Statements have been prepared in conformity with generally accepted accounting principles accepted in the United States of America applied on a basis consistent with prior periods. All of the Financial Statements present fairly the financial position and the results of operations of the Company on the dates and for the periods shown therein, and to the best knowledge of the Company, there has been no Material Adverse Effect in the financial condition of the Company since March 31, 2002.

        Except as disclosed in this Debenture Agreement, the Reports or the Financial Statements, the Company has no debt, liability or obligation, contingent or otherwise, which would have a Material Adverse Effect on the business or the assets of the Company.

        Section 4.12. Compliance with Laws; OSHA. To the best of the knowledge of the Company, the Company is in compliance with all applicable laws, ordinances, statutes, rules, regulations and orders promulgated by any court or federal, state or local governmental body or agency relating to its assets and business the failure to comply with which would cause a Material Adverse Effect. The Company has not received any notice, citation, claim, assessment or proposed assessment as to or alleging any violation of any Federal, state or local Occupational Safety and Health laws and no violations which materially, presently exist.

        Section 4.13. Labor Matters. There is no labor strike or labor disturbance pending, or to the knowledge of the Company threatened, against the Company nor is any arbitration concerning an employee grievance currently pending against the Company. The Company has experienced no work stoppage or other material labor disturbance within the past three years. The Company is not a party to any collective bargaining agreement with respect to its employees and, to the knowledge of the Company, there are no current attempts to organize its employees.

        Section 4.14. ERISA. The Company has no pension, retirement, savings, deferred compensation, and profit-sharing plan and each stock option, stock appreciation, stock purchase, performance share, bonus or other incentive plan, severance plan, health, group insurance or other welfare plan, or other similar plan and any "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), under which the Company has any current or future obligation or liability or under which any employee or former employee (or beneficiary of any employee or former employee) of the Company has or may have any current or future right to benefits on account of employment with the Company (the term "plan" shall include any contract, agreement, policy or understanding, each such plan being hereinafter referred to individually as a "Plan"). Provided, however, the Company has a 401(k) plan and a health plan.

        Section 4.15. Environmental Matters. The Company has obtained all Environmental Permits that are required with respect to its business, operations and properties, either owned or leased, and (ii) the Company and its properties are in compliance with all terms and conditions of all applicable Requirements of Environmental Law and Environmental Permits, the failure to comply with which would cause a Material Adverse Affect. There are no Environmental Claims pending, or, to the knowledge of the Company, threatened, against the Company. The Company has not received any notice from any governmental authority of any violation or liability arising under any Requirements of Environmental Law or Environmental Permit in connection with the assets, the businesses or operations of the Company.

          "Environmental Claim" means any third party (including governmental agencies and employees) action, lawsuit, claim or proceeding (including claims or proceedings under the Occupational Safety and Health Act or similar laws relating to safety of employees) which seeks to impose liability for (i) pollution or contamination of the air, surface water, ground water or land; (ii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation; (iii) exposure to hazardous or toxic substances; (iv) the safety or health of employees or (v) the transportation, processing, distribution in Commerce, use, or storage of hydrocarbons or chemical substances. An Environmental Claim includes, but is not limited to, a common law action, as well as a proceeding to issue, modify or terminate an Environmental Permit.

          "Environmental Permit" means any permit, license, approval or other authorization under any applicable law, regulation and other requirement of the United States or foreign country or of any state, municipality or other subdivision thereof relating to pollution or protection of health or the environment, including laws, regulations or other requirements relating to emissions, discharges, releases or threatened releases of Pollutants, contaminants or hazardous substances or toxic materials or wastes into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, or handling of hydrocarbons or chemical substances, pollutants, contaminants or hazardous or toxic materials or wastes.

          "Requirements of Environmental Law" means all requirements in effect on the Initial Closing Date and the Subsequent Closing Date, as applicable, imposed by any law, rule, regulation, or order of any federal, foreign, state or local executive, legislative, judicial, regulatory or administrative agency, board or authority with jurisdiction over the Company or its properties or assets which relate to (i) pollution or protection of the air, surface water, ground water or land; (ii) solid, gaseous or liquid waste generation, treatment, storage, disposal or transportation; (iii) exposure to hazardous or toxic substances; (iv) the safety or health of employees or (v) regulation of the manufacture, processing, distribution in Commerce, use, or storage of chemical substances.

        4.16. Permits and Licenses. The Company has all material licenses, permits and other authorizations necessary for the conduct of its business as it is currently being conducted. To the best of the Company's knowledge, all of such Permits are adequate for the operation of the business of the Company as it is presently being conducted.

        4.17. Insurance. Holder has been provided with all insurance policies (together with all riders and amendments) relating to the assets or the business of the Company are sufficient to protect against any material claim for casualty or property damage. Such insurance policies are in full force and effect, all premiums due thereon have been paid or accrued on the books of the Company and will not terminate as of the Initial Closing Date or the Subsequent Closing Date, as applicable, or the consummation of the transactions contemplated hereby. The Company has no reason to believe that such insurance policies will be terminated or subject to non-renewal.

        4.18. Taxes. The Company has filed all tax returns and reports required by law to be filed, or filed extensions for any period in which a tax return was due and has paid or accrued on the financial statements provided to the Holder all taxes, assessments and other governmental charges that are due and payable. The charges, accruals and reserves on the books of the Company in respect of taxes for all fiscal periods are considered adequate by the Company, and the Company knows of no assessment for additional taxes for any of such fiscal years or any basis therefor. All tax returns and reports are complete. No claim has ever been made to the Company's knowledge that the Company is subject to a tax in any jurisdiction in which the Company has not filed a return which remains unpaid as of the Initial Closing Date or the Subsequent Closing Date, as applicable. The Company has withheld and paid all taxes required to have been withheld or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. The Company has not since 1990 been the subject of an audit and the Company has not waived any statute of limitations or agreed to an extension of time with respect to a tax assessment or deficiency.

        Section 4.19. Absence of Certain Developments. Since March 31, 2002, there has been no change which would have a Material Adverse Effect, individually or in the aggregate, in the assets, liabilities, condition (financial or otherwise), operating results, business or prospects of the Company, except changes in the ordinary course of business. The Company has not, since the date of the Financial Statements, directly or indirectly, declared or paid any dividend or ordered or made any other distribution on account of any shares of any class of the capital stock of the Company. The Company has not, since such date, directly or indirectly redeemed, purchased or otherwise acquired any such shares or agreed to do so or set aside any sum or property for any such purpose. Additionally, except for the issuance of common stock incident to the exercise of employee options there have been no other sales of securities of any kind or nature by the Company.

        Section 4.20. Underground Storage Tanks. There are no underground storage tanks on any of the Company's owned or leased real property.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF HOLDER

        The Holder hereby represents and warrants to Company:

        Section 5.01. Power and Authority. The Holder has all requisite power and authority to enter into this Agreement and to acquire the Debenture. No provision of the Articles of Incorporation, Bylaws, or other governing instruments of the Holder would preclude any of the transactions contemplated by this Agreement.

        Section 5.02. Authorization. The execution of this Agreement and the consummation of the transactions contemplated herein have been duly approved by all necessary action, corporate and otherwise, of the Holder.

        Section 5.03. Investment Intent. The Holder is acquiring the Debenture solely for its own account and not with a view to, or for resale in connection with, any distribution or public offering thereof, within the meaning of any applicable securities laws and regulations.

ARTICLE VI
SUBORDINATION

        Section 6.01. Debentures Subordinated to Superior Indebtedness. Anything in this Agreement or the Debentures to the contrary notwithstanding, the indebtedness evidenced by the Debentures (such indebtedness being hereinafter referred to as Subordinated Indebtedness) shall be subordinate and junior in right of payment, to (but only to) all Superior Indebtedness (as defined herein) of the Company.

        Section 6.02. Payments on Subordinated Indebtedness. The Company shall pay simple interest only on a semi-annual basis for a period of five years, with the full amount of principal and any unpaid interest being due and payable on the date five years from the date of this Debenture. However, any amount of principal or interest paid by the Company to the Holder after an event of default under any of the Superior Indebtedness, shall be held in trust for the benefit of the holders of such Superior Indebtedness which is in default.

        Section 6.03. Insolvency, etc. In the event of (a) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition, or other similar proceeding relating to the Company or its property, (b) any proceeding for the liquidation, dissolution, or other winding-up of the Company, voluntary or involuntary, and whether or not involving insolvency or bankruptcy proceedings, (c) any assignment by the Company for the benefit of creditors, or (d) any distribution, division, marshaling, or application of any of the properties or assets of the Company or the proceeds thereof to creditors, voluntary or involuntary, and whether or not involving legal proceedings, then and in such event:

          (i)    all Superior Indebtedness shall first be paid in full (including all principal, premium, if any, and interest, including interest accruing after the commencement of any such proceeding) before any payment or distribution of any character, whether in cash, securities, or other property (other than securities of the Company or any other corporation provided for by a plan of reorganization or readjustment or similar plan, the payment of which is subordinated, at least to the extent provided in this Article VI with respect to Subordinated Indebtedness, to the payment of all Superior Indebtedness at the time outstanding and to any securities issued in respect thereof under any such plan) is made in respect of any Subordinated Indebtedness;

          (ii)  all principal and premium, if any, and interest on the Subordinated Indebtedness shall forthwith become due and payable, and any payment or distribution of any character, whether in cash, securities, or other property (other than securities of the Company or any other corporation provided for by a plan of reorganization or readjustment or similar plan, the payment of which is subordinated, at least to the extent provided in this Article VI with respect to Subordinated Indebtedness, to the payment of all Superior Indebtedness at the time outstanding and to any securities issued in respect thereof under any such plan) which would otherwise (but for the terms hereof) be payable or deliverable in respect of any Subordinated Indebtedness, shall be paid or delivered directly to the holders of the Superior Indebtedness, until all Superior Indebtedness shall have been paid in full, the holders of the Subordinated Indebtedness at the time outstanding irrevocably authorize, empower, and direct all receivers, trustees, liquidators, conservators, fiscal agents, and others having authority in the premises to effect all such payments and deliveries;

          (iii)  each holder of the Subordinated Indebtedness at the time outstanding irrevocably authorizes and empowers each holder of the Superior Indebtedness or such holder's representative to demand, sue for, collect, and receive such holder's ratable share of all such payments and distributions and to receipt therefor, and to file and prove all claims therefor and take all such other action, in the name of such holder or otherwise, as such holder of the Superior Indebtedness or such holder's representative may determine to be necessary or appropriate for the enforcement of this Section 6.03; and

          (iv)  the holders of the Subordinated Indebtedness shall execute and deliver to each holder of the Superior Indebtedness or such holder's representative all such further instruments confirming the above authorization, and all such powers of attorney, proofs of claim, assignments of claim, and other instruments, and shall take all such other action as may be requested by such holder of the Superior Indebtedness or such holder's representative to enforce all claims upon or in respect of the Subordinated Indebtedness.

For all purposes of this Agreement, Superior Indebtedness shall not be deemed to have been paid in full unless the holders thereof shall have received cash equal to the amount of principal, premium, if any, and interest in respect of all Superior Indebtedness at the time outstanding, and in case there are two or more holders of the Superior Indebtedness any payment or distribution required to be paid or delivered to the holders of the Superior Indebtedness shall be paid or delivered to such holders ratably according to the respective aggregate amounts remaining unpaid on the Superior Indebtedness of such holders.

        Section 6.04. Payments and Distributions Received. If any payment or distribution of any character (whether in cash, securities, or other property) or any security shall be received by any holder of any of the Subordinated Indebtedness in contravention of any of the terms of this Article VI, and except as permitted by Section 6.03 or Section 6.06, such payment or distribution or security shall be held in trust for the benefit of, and shall be paid over or delivered and transferred to, the holders of the Superior Indebtedness for application to the payment of all Superior Indebtedness remaining unpaid, to the extent necessary to pay all such Superior Indebtedness in full. In the event of the failure of any holder of any of the Subordinated Indebtedness to endorse or assign any such payment, distribution or security, any holder of the Superior Indebtedness or such holder's representative is hereby irrevocably authorized to endorse or assign the same.

        Section 6.05. Subrogation. In the event that cash, securities, or other property otherwise payable and deliverable to the holders of the Subordinated Indebtedness shall have been applied pursuant to Section 6.03 or Section 6.04 to the payment of Superior Indebtedness in full, then and in each such case, the holders of the Subordinated Indebtedness shall be subrogated to any rights of any holders of Superior Indebtedness to receive further payments or distributions in respect of or applicable to the Superior Indebtedness.

        Section 6.06. Acceleration of Subordinated Indebtedness. In case any Subordinated Indebtedness is declared due and payable because of the occurrence of an Event of Default with respect to the Subordinated Indebtedness under circumstances when the terms of Section 6.03 are not applicable, the holders of such Subordinated Indebtedness shall not be entitled to receive payment or distribution in respect thereof until all Superior Indebtedness at the time outstanding shall have been paid in full.

        Section 6.07. Notice. In the event that any Subordinated Indebtedness shall become due and payable before its expressed maturity on demand of the holder thereof as the result of the occurrence of a default or event of default, the Company will give prompt notice in writing of such happening to each holder of Superior Indebtedness.

        Section 6.08. Subordination Not Affected, etc. The terms of this Article VI, the subordination effected hereby, and the rights of the holders of the Superior Indebtedness shall not be affected by (a) any amendment of or addition or supplement to any Superior Indebtedness or any instrument or agreement relating thereto, (b) any exercise or non-exercise of any right, power, or remedy under or in respect of any Superior Indebtedness or any instrument or agreement relating thereto, or (c) any waiver, consent, release, indulgence, extension, renewal, modification, delay, or other action, inaction or omission, in respect of any Superior Indebtedness or any instrument or agreement relating thereto or any security therefor or guaranty thereof, whether or not any holder of any Subordinated Indebtedness shall have had notice or knowledge of any of the foregoing. In addition, in the event that any holder or prospective holder of Superior Indebtedness reasonably requires a modification or amendment of the terms of this Article VI with respect to the subordination of the Subordinated Indebtedness, the Holder agrees to execute any such modification or amendment to this Article VI with respect thereto.

        Section 6.09. Obligations Unimpaired. The holder of Superior Indebtedness shall not be prejudiced in the right to enforce subordination of the Subordinated Indebtedness by any act or failure to act on the part of the Company. The provisions of this Article VI are solely for the purpose of defining the relative rights of the holders of Superior Indebtedness on the one hand and the holders of Subordinated Indebtedness on the other hand, and nothing in this Article VI shall (a) impair as between the Company and the holder of any Subordinated Indebtedness the obligation of the Company, which is unconditional and absolute, to pay to the holder thereof the principal, premium, if any, and interest thereon in accordance with the terms thereof, or (b) prevent the holder of any Subordinated Indebtedness from exercising all remedies otherwise permitted by applicable law under this Agreement, subject to the rights, if any, under this Article VI of the holders of Superior Indebtedness.

        Section 6.10. Securities Subordinate to Debenture. All equity securities of the Company shall be subordinate and junior in right of payment as to dividends, and on liquidation, to the rights of the Debenture to payment of principal and interest and on liquidation.

ARTICLE VII
CONVERSION OF DEBENTURES

        Section 7.01. Conversion Privilege.     At the election of the Holder, the unpaid principal amount of any Debenture shall be converted into shares of Common Stock at the conversion price per share of Common Stock of Four and Thirty One/100 Dollars ($4.31) (such conversion price, as so adjusted and readjusted and in effect at any time, being herein called the "Conversion Price"), into the number of fully paid and non-assessable shares of Common Stock determined by dividing (x) the aggregate principal amount of the Debentures to be so converted by (y) the Conversion Price in effect at the time of such conversion.

        Section 7.02. Manner of Conversion; Partial Conversion, etc.

  (a)
  Any Debenture must be converted in whole by the holder thereof by surrender of such Debenture, accompanied by a written statement designating the principal amount of such Debenture to be converted and stating the name and address of the person in whose name certificates for shares of Common Stock are to be registered, at the office of the Company specified in or pursuant to Section 14.01. The conversion shall be deemed to have been effected as of the close of business on the date on which such Debenture shall have been so surrendered to such office, and at such time the rights of the holder of such Debenture as such shall, to the extent of the principal amount thereof converted, cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record thereof.

  (b)
  The Company shall pay all cash interest on any Debenture surrendered for conversion to the date of such conversion.

        Section 7.03. Delivery of Stock Certificates. As promptly as practicable after the conversion of any Debenture in full, and in any event within 20 days thereafter, the Company at its expense (including the payment by it of any applicable issue taxes) will issue and deliver to the holder of such Debenture, or as such holder (upon payment by such holder of any applicable transfer taxes) may direct, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion.

        Section 7.04. Shares to be Fully Paid; Reservation of Shares. The Company covenants and agrees that all shares of Common Stock which may be issued upon conversion of the Debentures will, upon issuance, be fully paid and non-assessable and free from all taxes, liens, and charges with respect to the issue thereof; and without limiting the generality of the foregoing, the Company covenants and agrees that it will from time to time take all such action as may be requisite to assure that the par value (if any) per share of the Common Stock is at all times equal to or less than the then effective purchase price per share of the Common Stock issuable upon conversion of the Debentures. The Company further covenants and agrees that the Company will at all times have authorized, and reserved for the purpose of issue or transfer upon the conversion of the Debentures, a sufficient number of shares of its Common Stock to provide for the conversion of the Debentures.

        Section 7.05. Conversion Price Adjustments. The Conversion Price shall be subject to adjustment from time to time as follows:

  (a)
  Stock Dividends, Subdivisions, Reclassifications or Combinations. If the Company shall (i) declare a dividend or make a distribution on its Common Stock in shares of its Common Stock, (ii) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify the outstanding Common Stock into a smaller number of shares, the Conversion Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of any Debentures surrendered for conversion after such date shall be entitled to receive the number of shares of Common Stock which he would have owned or been entitled to receive had such Debentures been converted immediately prior to such date. Successive adjustments in the Conversion Ratio shall be made whenever any event specified above shall occur.

  (b)
  Other Distributions. In case the Corporation shall fix a record date for the making of a distribution to all holders of shares of its Common Stock (i) of shares of any class other than its Common Stock or (ii) of evidences of indebtedness of the Corporation or any Subsidiary or (iii) of assets (excluding cash dividends or distributions, and dividends or distributions referred to in subparagraph 7.05(a) above), or (iv) of rights or warrants, in each such case of (i) through (iv) the Conversion Price in effect immediately prior thereto shall be immediately thereafter proportionately adjusted for such distribution so that the holder of Debentures would be entitled to receive the fair market value (as determined by the Board of Directors, whose determination in good faith shall be conclusive) of what a Holder would have been entitled to receive had such Debentures been converted prior to such distribution. Such adjustment shall be made successively whenever such a record date is fixed. In the event that such distribution is not so made, the Conversion Price then in effect shall be readjusted, effective as of the date when the Board of Directors determines not to distribute such shares, evidences of indebtedness, assets, rights or warrants, as the case may be, to the Conversion Price which would then be in effect if such record date had not been fixed.

  (c)
  Consolidation, Merger, Sale, Lease or Conveyance. In case of any consolidation with or merger of the Corporation with or into another corporation, or in case of any sale, lease or conveyance to another corporation of the assets of the Corporation as an entirety or substantially as an entirety, the Debentures shall after the date of such consolidation, merger, sale, lease or conveyance be convertible into the number of shares of stock or other securities or property (including cash) to which the shares of Common Stock issuable (at the time of such consolidation, merger, sale, lease or conveyance) upon conversion of such Debenture would have been entitled to upon such consolidation, merger, sale, lease or conveyance; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the holders of the Debentures shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the conversion of the Debentures.

        Section 7.06. Statement Regarding Adjustments. Whenever the Conversion Price shall be adjusted as provided in Section 7.05, the Company shall forthwith file, at the principal office of the Company, a statement showing in detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment, and the Company shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each holder of Debentures, at its address appearing on the Company's records. Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of Section 7.07.

        Section 7.07. Notice to Holders. In the event the Company shall propose to take any action of the type described in Section 7.05, the Company shall give written notice to each holder of Debentures, in the manner set forth in Section 7.06, which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the number, kind or class of shares which shall be deliverable upon conversion of Debentures. In the case of any action which would require the fixing of a record date, such written notice shall be given at least 15 days prior to the taking of such action. Failure to give such written notice, or any defect therein, shall not affect the legality or validity of any such action.

        Section 7.08. Costs. The Company shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any Debentures; provided that the Company shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the Debentures, in respect of which shares are being issued.

ARTICLE VIII
DEFAULT AND REMEDIES

        Section 8.01. Event of Default. As used in this Agreement and the accompanying Debenture, the term "Event of Default" shall mean any one of the following:

  (a)
  a default in the payment of interest on any Debenture when due and such default shall continue for more than fifteen (15) days from such due date;

  (b)
  a default in the payment of the principal of Debentures at maturity or at any date fixed in any notice for prepayment;

  (c)
  the Company sells or otherwise disposes of all or substantially all of its assets to any Person;

  (d)
  a default in the observance or performance of any covenant or provision of this Agreement or of the Purchase Agreement which is not remedied within fifteen (15) days after written notice thereof to the Company by the holder of any Debenture;

  (e)
  any representation or warranty made by the Company herein or in the Purchase Agreement, or made by the Company in any written statement or certificate furnished by the Company in connection with the consummation of the issuance and delivery of the Debentures or furnished by the Company pursuant hereto, is untrue in any material respect as of the date of the issuance or making thereof;

  (f)
  final judgment or Judgments for the payment of money aggregating in excess of $250,000 is or are outstanding against the Company or any Subsidiary or against any of the property or assets of the Company or any Subsidiary and any one of such judgments has remained unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of thirty (30) days from the date of its entry;

  (g)
  the Company or any Subsidiary becomes insolvent or bankrupt, is generally not paying its debts as they become due or makes an assignment for the benefit of creditors, or the Company or any Subsidiary causes or suffers an order for relief to be entered with respect to it under applicable Federal bankruptcy law or applies for or consents to the appointment of a custodian, trustee or receiver for the Company or any Subsidiary or for the major part of the property of the Company or any Subsidiary;

  (h)
  a custodian, trustee or receiver is appointed for the Company or any Subsidiary or for the major part of the property of the Company or any Subsidiary and is not discharged within sixty (60) days after such appointment;

  (i)
  bankruptcy, reorganization, arrangement or insolvency proceedings, or other proceedings for relief under any bankruptcy or similar law or laws for the relief of debtors, are instituted by or against the Company or any Subsidiary and, if instituted against the Company or any Subsidiary, are consented to or are not dismissed within sixty (60) days after such institution; or

  (j)
  any action or failure to act, honor or pay any obligation in which such action or the failure to act would constitute an event of default under any existing or hereafter created loan, credit or finance agreement; or any default of any obligation of the Company of any kind or nature which default shall have a Material Adverse Effect on the business, operations or assets of the Company.

        Section 8.02. Default Remedies.

  (a)
  Upon the occurrence of an Event of Default, the Holder may, upon ten (10) days prior written notice to the Company, declare the Debenture to be, and the outstanding principal amount of the Debenture shall thereupon be and become, forthwith due and payable in cash, together with interest accrued thereon; and

  (b)
  If an Event of Default occurs, the Holder may proceed to protect and enforce its rights by a suit in equity, action at law, or other appropriate proceeding, whether for the specific performance of any agreement contained herein or for an injunction against a violation of any of the terms or provisions hereof, or in aid of the exercise of any power granted herein or by law.

        Section 8.03. Waiver of Events of Default. The holders of 51 percent (51%) of the aggregate principal amount of the Debentures outstanding may at any time waive an existing Event of Default and its consequences.

ARTICLE IX
TRANSFER OF DEBENTURE

        Section 9.01. Restriction on Transfer. In addition to any other restrictions on transfer of the Debenture imposed by this Article IX, and as expressly contemplated in Section 2.10 hereof, the Holder may transfer or assign his, her, or its rights and obligations under this Agreement only in conjunction with the transfer or assignment of the Debenture.

        Section 9.02. Requirements of Transfer. No transfer of the Debenture shall be valid and effective unless and until (a) the transferor executes a written assignment of the Debenture or executes a separate power of attorney indicating his intent to transfer ownership, (b) the transferee executes a Debenture Agreement, which shall be identical to this Agreement except for the Holder's name and the date of execution and (c) the transferor delivers written transfer instructions (i) signed by the transferor and the transferee, (ii) stating the name and mailing and residence address of the transferee, and (iii) stating the desired effective date of such change of ownership. If the transferee fails to execute a Debenture Agreement, the transferee's signature on the instructions of transfer will be deemed to constitute the transferee's assent to the terms of the Debenture and the Debenture Agreement.

        Section 9.03. Registration of Transfer. Transfer of the Debenture shall be registered upon the Company's register of Debentures following the Company's receipt of all documents necessary to effect transfer in accordance with Section 9.02. Such documents may be either personally delivered by the transferor or transferee or mailed to the Company in accordance with Section 12.01 hereof.

        Section 9.04. Effective Date of Transfer. The effective date of the transfer recorded on the Company's register of Debentures shall be the date requested in the instructions of transfer; the effective date shall not, however, precede the date of the most recent payment date of interest with respect to such Debenture. In the event such date precedes the date of the most recent payment of interest on the Debenture or if the desired date is omitted from the instructions of transfer, the Company may in its discretion honor the transfer, and, in such case, the effective date of transfer shall be the first date at which the Company is in receipt of all of the items required by Section 9.02 hereof.

        Section 9.05. Transferee as Holder. Upon completion of a transfer in accordance with the provisions provided in this Article X, such Transferee shall be considered the Holder as if the transferee had been the original party to execute this Agreement.

        Section 9.06. Issuance of New Certificates. Upon a transfer in accordance with this Article X, and upon delivery by the transferor of his, her, or its Debenture certificate representing the Debenture being transferred, the Company shall cancel such Debenture certificate and shall issue a new certificate in the transferee's name. Such new certificate shall be issued in accordance with Article II hereof, and its provisions will be identical to those of the old Debenture certificate except as to the Holder's name and the date of execution, which date on the new certificate shall be the same as the effective transfer date in accordance with Section 9.04 hereof.

        Section 9.07. Legend on Debenture. The Debenture shall bear the following legend:

  "THIS DEBENTURE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR THE SECURITIES LAWS OF ANY STATE, AND HAS BEEN ISSUED PURSUANT TO EXEMPTIONS FROM SUCH REGISTRATION AND QUALIFICATION REQUIREMENTS. THIS DEBENTURE MAY NOT BE SOLD, TRANSFERRED, OR ASSIGNED WITHOUT THE PERMISSION OF THE ISSUER AND UNLESS THIS DEBENTURE SHALL HAVE BEEN DULY REGISTERED UNDER THE ACT

  AND REGISTERED OR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS, OR, IN THE OPINION OF COUNSEL SATISFACTORY TO THE ISSUER, REGISTRATION AND QUALIFICATION OF THE DEBENTURE SHALL NOT BE REQUIRED. THIS DEBENTURE IS SUBJECT TO AND ITS TRANSFER IS RESTRICTED BY THE TERMS AND PROVISIONS OF THAT CERTAIN DEBENTURE AGREEMENT, DATED JULY 3, 2002, EXECUTED BY AND BETWEEN THE COMPANY AND THE HOLDER OF THIS DEBENTURE, A COPY OF WHICH IS ON FILE IN THE OFFICES OF THE COMPANY."

ARTICLE X
REGISTRATION RIGHTS

        Section 10.01. Registration on Request. Upon conversion of the Debenture into Common Stock as provided in Article VII above, the Company and the Holder shall agree to abide by and honor the terms of that certain Registration Rights Agreement executed on May 18, 2001 between the Company and the Holder, which, by its terms, applies to the Common Stock received upon the conversion of the Debenture.

ARTICLE XI
CONSOLIDATION, MERGER, AND CONVEYANCE

        Section 11.01. Continuation of Terms of Agreement. Nothing contained in this Agreement or in the accompanying Debenture shall prevent any consolidation or merger of the Company with or into any other corporation or association, or any conveyance of the business, assets, and properties of the Company as a whole or substantially as a whole, to any other corporation or other entity, provided that all terms and conditions of this Agreement, including payment, to be observed and performed by the Company shall be expressly assumed by the successor entity formed by or resulting from any such merger or to which any such conveyance shall have been made.

        Section 11.02. Rights of Successor. If the Company or any successor entity is consolidated or merged with or into, or shall make a conveyance to, any other corporation or other entity, as permitted and upon the terms provided in this Article XI, the entity formed by or resulting from such consolidation or merger or to which such conveyance shall have been made shall succeed to and be substituted for the Company, with the same force and effect as if it had been named in, and had executed, this Agreement, and shall have and possess and may exercise, subject to the terms and conditions of this Agreement, each and every power, authority, and right herein reserved to or conferred upon the Company.

        Section 11.03. Construction. For every purpose of this Agreement, including the execution and issuance of the Debenture, the term "Corporation" includes and means (unless the context otherwise requires) not only the corporation that has executed this Agreement, but also any such successor entity in accordance with the provisions of this Article XI.

ARTICLE XII
MISCELLANEOUS PROVISIONS

        Section 12.01. Notices. Any notice or other communication required to be given pursuant to this Agreement must be in writing and may be given by registered or certified mail, and if given by registered or certified mail, shall be deemed to have been given and received when a registered or certified letter containing such notice, properly addressed with postage prepaid, is deposited in the United States mail; and if given otherwise than by registered or certified mail, it shall be deemed to have been given when delivered to and received by the party to whom addressed. Such notices shall be given to the parties hereto at the following addresses:

    If to the Company:

      Pioneer Drilling Company
      9310 Broadway, Building I
      San Antonio, Texas 78217

      with a copy to:

      John D. Fisch
      Matthews and Branscomb, PC
      112 East Pecan Street
      Suite 1100
      San Antonio, Texas 78205

    If to the Holder:

      WEDGE Energy Services, L.L.C.
      1415 Louisiana
      Suite 3000
      Houston, Texas 77002
      Attention: President

      with a copy to:

      WEDGE Group Incorporated
      1415 Louisiana
      Suite 3000
      Houston, Texas 77002
      Attention: General Counsel

      with an additional copy to:

      Darryl M. Burman
      DiCecco, Fant & Burman
      3D/International Tower
      1900 West Loop South, Suite 1100
      Houston, Texas 77027

or addressed to either party at such other address as such party shall hereafter furnish to the other party in writing. The address for any purpose hereof may be changed at any time and shall be the most recent address furnished in writing to the other party.

        Section 12.02. Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors, and assigns, except as otherwise expressly provided herein.

        Section 12.03. Severability. If any one or more of the provisions contained in this Agreement should for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

        Section 12.04. No Third Parties. Except as otherwise expressly provided herein, nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon or give to any person, firm, or corporation other than the parties hereto and the holders from time to time of the accompanying Debenture any security, rights, remedies, or claims, legal or equitable, under or by reason of this Agreement, or under or by reason of any covenant, condition, or stipulation herein contained; and this Agreement and all the covenants, conditions, and provisions herein contained are and shall be held for the sole and exclusive benefit of the parties hereto and the holders from time to time of the accompanying Debenture.

        Section 12.05. Headings. The captions used in conjunction with this Agreement are for convenience only, and shall not be deemed a part of this Agreement or used to construe any provision hereof.

        Section 12.06. Survival of Representations, Warranties, and Covenants. The representations, warranties, and covenants of the parties shall survive the execution of this Agreement and the issuance of the Debenture and shall remain in full force and effect until the expiration of any applicable statute of limitations.

        Section 12.07. Entire Agreement. This Agreement, the accompanying Debenture and the Debenture Purchase Agreement all executed simultaneously herewith constitute the sole and only agreements of the parties hereto and supersede any prior understandings or written or oral agreements between the parties respecting the subject matter within.

        Section 12.08. Inclusion of Debenture. Reference is made to the accompanying Debenture. The provisions of such Debenture shall be deemed incorporated into this Agreement for all purposes as though fully set forth on the face hereof.

        Section 12.09. Governing Law. This Agreement and the Debenture shall be governed by and construed in accordance with the laws of the State of Texas.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

COMPANY:		HOLDER:
PIONEER DRILLING COMPANY		WEDGE ENERGY SERVICES, L.L.C.
By:		By:

Name:	Michael E. Little	Name:

Title:	Chief Executive Officer	Title:

EXHIBIT 1.04(a)

PIONEER DRILLING COMPANY

6.75% Convertible Subordinated Debenture, Series B
Due July 3, 2007

No. 01	July 3, 2002
$25,000,000

        PIONEER DRILLING COMPANY, a Texas corporation (the "Company"), for value received, hereby promises to pay to the order of:

WEDGE ENERGY SERVICES, L.L.C.
or registered assigns
on the 3rd day of July, 2007
the principal amount of

TWENTY-FIVE MILLION DOLLARS ($25,000,000)

and to pay interest (computed on the basis of a 360-day year of twelve 30-day months) on the principal amount outstanding from time to time remaining unpaid hereon at the rate of 6.75% per annum from the date hereof until maturity, and in accordance and subject to the terms of that certain Debenture Agreement dated July 3, 2002, calculated and payable in semi-annual installments beginning on January 3, 2003. The Company agrees to pay interest on overdue principal (including any overdue required or optional prepayment of principal), and (to the extent legally enforceable) on any overdue installment of interest, at the rate of ten percent (10%) per annum after maturity, whether by acceleration or otherwise, until paid. Both the principal hereof and interest hereon are payable at the principal office of the Company in San Antonio, Texas, in coin or currency of the United States of America which at the time of payment shall be legal tender for the payment of public and private debts.

        This Debenture is issued under and pursuant to the terms and provisions of that certain Debenture Agreement dated July 3, 2002, entered into by the Company with the original holder therein referred to, and this Debenture and the holder hereof is entitled equally and ratably with the holders of all other Debentures, if any, outstanding under the Debenture Agreement to all the benefits provided for thereby or referred to therein, to which Debenture Agreement reference is hereby made for the statement thereof.

        This Debenture and the other Debentures, if any, outstanding under the Debenture Agreement may be declared due prior to their expressed maturity dates and voluntary prepayments may be made thereon by the Company all in the events, on the terms specified in the Debenture Agreement, and in the manner and amounts as provided in the Debenture Agreement.

        This Debenture and the indebtedness evidenced hereby, including the principal and interest, shall at all times remain junior and subordinate to any and all Superior Indebtedness as defined in the Debenture Agreement, all on the terms and to the extent more fully set forth in the Debenture Agreement.

        This Debenture is registered on the books of the Company and is transferable only by surrender thereof at the principal office of the Company duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of this Debenture or its attorney duly authorized in writing. Payment of or on account of principal, premium, if any, and interest of this Debenture shall be made only to or upon the order in writing of the registered holder.

PIONEER DRILLING COMPANY
By:

Michael E. Little Chief Executive Officer

THIS DEBENTURE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR THE SECURITIES LAWS OF ANY STATE, AND HAS BEEN ISSUED PURSUANT TO EXEMPTIONS FROM SUCH REGISTRATION AND QUALIFICATION REQUIREMENTS. THIS DEBENTURE MAY NOT BE SOLD, TRANSFERRED, OR ASSIGNED WITHOUT THE PERMISSION OF THE ISSUER AND UNLESS THIS DEBENTURE SHALL HAVE BEEN DULY REGISTERED UNDER THE ACT AND REGISTERED OR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS, OR, IN THE OPINION OF COUNSEL SATISFACTORY TO THE ISSUER, REGISTRATION AND QUALIFICATION OF THE DEBENTURE SHALL NOT BE REQUIRED. THIS DEBENTURE IS SUBJECT TO AND ITS TRANSFER IS RESTRICTED BY THE TERMS AND PROVISIONS OF THAT CERTAIN DEBENTURE AGREEMENT, DATED AS OF JULY 3, 2002, EXECUTED BY AND BETWEEN THE COMPANY AND THE HOLDER OF THIS DEBENTURE, A COPY OF WHICH IS ON FILE IN THE OFFICES OF THE COMPANY.

EXHIBIT 1.04(b)

PIONEER DRILLING COMPANY

6.75% Convertible Subordinated Debenture, Series B
Due July 3, 2007

No. 02	September , 2002
$3,000,000

        PIONEER DRILLING COMPANY, a Texas corporation (the "Company"), for value received, hereby promises to pay to the order of:

WEDGE ENERGY SERVICES, L.L.C.
or registered assigns
on the 3rd day of July, 2007
the principal amount of

THREE MILLION DOLLARS ($3,000,000)

and to pay interest (computed on the basis of a 360-day year of twelve 30-day months) on the principal amount outstanding from time to time remaining unpaid hereon at the rate of 6.75% per annum from the date hereof until maturity, and in accordance and subject to the terms of that certain Debenture Agreement dated July 3, 2002, calculated and payable in semi-annual installments beginning on March    , 2003. The Company agrees to pay interest on overdue principal (including any overdue required or optional prepayment of principal), and (to the extent legally enforceable) on any overdue installment of interest, at the rate of ten percent (10%) per annum after maturity, whether by acceleration or otherwise, until paid. Both the principal hereof and interest hereon are payable at the principal office of the Company in San Antonio, Texas, in coin or currency of the United States of America which at the time of payment shall be legal tender for the payment of public and private debts.

        This Debenture is issued under and pursuant to the terms and provisions of that certain Debenture Agreement dated July 3, 2002, entered into by the Company with the original holder therein referred to, and this Debenture and the holder hereof is entitled equally and ratably with the holders of all other Debentures, if any, outstanding under the Debenture Agreement to all the benefits provided for thereby or referred to therein, to which Debenture Agreement reference is hereby made for the statement thereof.

        This Debenture and the other Debentures, if any, outstanding under the Debenture Agreement may be declared due prior to their expressed maturity dates and voluntary prepayments may be made thereon by the Company all in the events, on the terms specified in the Debenture Agreement, and in the manner and amounts as provided in the Debenture Agreement.

        This Debenture and the indebtedness evidenced hereby, including the principal and interest, shall at all times remain junior and subordinate to any and all Superior Indebtedness as defined in the Debenture Agreement, all on the terms and to the extent more fully set forth in the Debenture Agreement.

        This Debenture is registered on the books of the Company and is transferable only by surrender thereof at the principal office of the Company duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of this Debenture or its attorney duly authorized in writing. Payment of or on account of principal, premium, if any, and interest of this Debenture shall be made only to or upon the order in writing of the registered holder.

PIONEER DRILLING COMPANY
By:

,

THIS DEBENTURE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR THE SECURITIES LAWS OF ANY STATE, AND HAS BEEN ISSUED PURSUANT TO EXEMPTIONS FROM SUCH REGISTRATION AND QUALIFICATION REQUIREMENTS. THIS DEBENTURE MAY NOT BE SOLD, TRANSFERRED, OR ASSIGNED WITHOUT THE PERMISSION OF THE ISSUER AND UNLESS THIS DEBENTURE SHALL HAVE BEEN DULY REGISTERED UNDER THE ACT AND REGISTERED OR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS, OR, IN THE OPINION OF COUNSEL SATISFACTORY TO THE ISSUER, REGISTRATION AND QUALIFICATION OF THE DEBENTURE SHALL NOT BE REQUIRED. THIS DEBENTURE IS SUBJECT TO AND ITS TRANSFER IS RESTRICTED BY THE TERMS AND PROVISIONS OF THAT CERTAIN DEBENTURE AGREEMENT, DATED AS OF JULY 3, 2002, EXECUTED BY AND BETWEEN THE COMPANY AND THE HOLDER OF THIS DEBENTURE, A COPY OF WHICH IS ON FILE IN THE OFFICES OF THE COMPANY.

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DEBENTURE AGREEMENT
R E C I T A L S
ARTICLE I DEFINITIONS
ARTICLE II THE DEBENTURE
ARTICLE III FINANCIAL STATEMENTS AND OTHER INFORMATION.
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE V REPRESENTATIONS AND WARRANTIES OF HOLDER
ARTICLE VI SUBORDINATION
ARTICLE VII CONVERSION OF DEBENTURES
ARTICLE VIII DEFAULT AND REMEDIES
ARTICLE IX TRANSFER OF DEBENTURE
ARTICLE X REGISTRATION RIGHTS
ARTICLE XI CONSOLIDATION, MERGER, AND CONVEYANCE
ARTICLE XII MISCELLANEOUS PROVISIONS
EXHIBIT 1.04(a)
EXHIBIT 1.04(b)